CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	EUR 150,000,000	$21,456.56

* Reflects an exchange rate of US$1.2482=EUR1, as per the rate of exchange in New

York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for June 8, 2012.

PROSPECTUS Dated December 1, 2011	Pricing Supplement Number: 5400 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated December 1, 2011	Dated June 13, 2012 Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate-Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for

the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Form:	Registered notes

Trade Date:	June 13, 2012

Settlement Date (Original Issue Date):	June 20, 2012

Maturity Date:	June 20, 2030

Principal Amount:	EUR 150,000,000

Price to Public (Issue Price):	100.00%

Underwriters Commission:	0.555%

All-in Price:	99.445%

Net Proceeds to Issuer:	EUR 149,167,500

Redemption Price:	100.00%

Benchmark:	18yr Euro Mid-Swap Rate
Benchmark Yield:	2.226%
Spread to Benchmark:	1.630%

Re-Offer Yield:	3.856%
Interest Rate Per Annum:	3.856%
Interest Payment Dates:	Annually in arrear on every June 20, commencing from and including June 20, 2013 up to and including the Maturity Date

Day Count Convention:	Actual/Actual (ICMA), Following Unadjusted

Filed Pursuant to Rule 424(b)(3)
Dated June 13, 2012
Registration Statement No. 333-178262

Business Day Convention:	New York & TARGET

Method of Settlement:	Euroclear / Clearstream Banking, SA

Listing:	None

Denominations	Minimum of EUR100,000 with increments of EUR100,000 thereafter

Call Dates (if any):	Not Applicable

Call Notice Period:	Not Applicable

Put Dates (if any):	Not Applicable

Put Notice Period:	Not Applicable

ISIN:	XS0795151082

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.555% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Barclays Bank PLC	EUR150,000,000
Total	EUR150,000,000

Filed Pursuant to Rule 424(b)(3)
Dated June 13, 2012
Registration Statement No. 333-178262

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended

Additional Information

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.